SUPPLEMENT
(To  Prospectus  Dated July 14, 1997 and  Prospectus  Supplement  dated July 24,
1997)

                           $371,902,948 (Approximate)

                      Norwest Asset Securities Corporation
                                   ("NASCOR")

                                     Seller

               Mortgage Pass-Through Certificates, Series 1997-10
        Principal and interest payable monthly, commencing in August 1997

     The table entitled "Form and Denominations of Offered Certificates" on Page S-14 of the Prospectus Supplement is amended with respect to the Class A-10 Certificates as follows:

                     Original
 Class or           Certificate            Minimum               Incremental
 Subclass              Form              Denomination           Denomination
----------          -----------          ------------           ------------

Class A-10(1)       Definitive          $9,282,000(2)             $1,000(2)

-----------------------------

(1) In order to aggregate the original principal balance or initial notional amount of such Subclass, one Certificate of such Subclass will be issued in an incremental denomination of less than that shown.

(2) Initial Notional Amount. The Class A-10 Certificates may be transferred to persons in amounts lower than the minimum denomination but only if any such person delivers to the Trust Administrator an affidavit concerning certain matters related to the financial sophistication and net worth of such person.

     The second sentence under the heading "Description of the Certificates -- Denominations" in the Prospectus Supplement is replaced in its entirety with the following:

     The Class A-10 Certificates will be issued in minimum denominations of $9,282,000 initial notional amount and integral multiples of $1,000 initial notional amount in excess thereof, except that one Class A-10 Certificate may be issued in any denomination in excess of $9,282,000 initial notional amount; provided, however, with respect to the initial transfer by the Seller to Donaldson, Lufkin & Jenrette Securities Corporation such minimum denomination will be $2,000,000 initial notional amount. Any subsequent transfer of a Class A-10 Certificate must either (A) be in a minimum denomination of $9,282,000 initial notional amount or (B) be in a minimum denomination of not less than $2,000,000 initial notional amount and to a person who delivers to the Trust Administrator an affidavit stating that such person: (a)(i) is a substantial, sophisticated, institutional investor having knowledge and experience in financial and business matters, and in particular in such matters relating to securities similar to the Class A-10 Certificates, such that such investor is capable of evaluating the merits and risks of an investment in the Class A-10 Certificates, and (ii) has a net worth of at least $10,000,000; or (b) will hold the Class A-10 Certificates solely as nominee for a person meeting the criteria set forth in clause (a).


                          Donaldson, Lufkin & Jenrette
                             Securities Corporation



The date of this Supplement is July 31, 1997.